Exhibit 5.1
Jason L. Kent
(858) 550-6044
jkent@cooley.com
October 29, 2009
Neurocrine Biosciences, Inc.
12780 El Camino Real
San Diego, CA 92130
Ladies and Gentlemen:
We have acted as counsel to Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the offering for resale by the selling stockholder named therein (the “Selling Stockholder”), on a delayed or continuous basis, of up to a maximum of 7,814,064 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable to the Selling Stockholder pursuant to a Common Stock Purchase Agreement, dated September 15, 2009, by and between the Company and the Selling Stockholder (the “Agreement”).
In connection with this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, the Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
We have also assumed that, at the time of any issuance and sale of the Shares, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance.
Our opinion is expressed solely with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that if, as, and when the Shares are issued and delivered by the Company to the Selling Stockholder in accordance with the terms of the Agreement, including, without limitation, the payment in full of applicable consideration, the Shares will be validly issued, fully paid, and nonassessable.
4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

October 29, 2009
Page Two
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.

Very truly yours, Cooley Godward Kronish llp
By:	/s/ Jason L. Kent
Jason L. Kent
4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM